Net Medical Xpress Announces Reverse Stock Split

ALBUQUERQUE, N.M. – June 20, 2016-- Net Medical Xpress Solutions, Inc. (OTCQB: NMXS), a provider of a wide range of telemedicine services, announced today that effective at 5:00 p.m., Eastern Time, on June 20, 2016 (the “Effective Time”), the Company will effect a one-for-nine reverse stock split of its outstanding common stock.  The reverse stock split, which was unanimously approved by the Company’s Board of Directors, was approved by its stockholders at the Annual Meeting of Stockholders held on March 31, 2016. The Company’s common stock will open for trading on the OTC QB market on June 21, 2016 on a post-split basis.

As a result of the reverse stock split, every nine shares of the Company's common stock issued and outstanding at the Effective Time will be consolidated into one issued and outstanding share. No fractional shares of common stock will be issued as a result of the reverse stock split. Stockholders with at least one who share will have their fractional shares rounded up.  There is no need to submit certificates for exchange; however, to receive a new certificate the pre-split certificate must be submitted to the Company’s transfer agent.  Stockholders with only a fractional share will be paid for for their pre-split shares at the closing price on June 20, 2016, upon delivery of the pre-split stock certificate to the Company’s transfer agent.  Proportional adjustments will be made to Net Medical’s outstanding warrants and stock options. The Company’s authorized shares and the par value per share of $0.001 will remain unchanged.

Trading of the Company’s common stock on the OTC QB market will continue, on a split-adjusted basis, with the opening of the markets on Tuesday, June 21, 2016, under the existing trading symbol “NMXS” and under a new CUSIP number 64111U204.  The reverse stock split reduces the number of shares of the Company’s common stock outstanding from 174,622,470 million pre-reverse split shares to 19,402,796 million post-reverse split shares.

Richard Govatski, the Company’s chief executive officer, stated:  “This move by the Company is expected to improve earnings per share which, when coupled with our continually improving operating performance, is expected to position the Company to achieve a listing on the NASDAQ Small Cap Market.”

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Information for Stockholders

The Company has retained its transfer agent, Interwest Transfer, to act as its exchange agent for the reverse stock split. Interwest will provide stockholders of record as of the Effective Time a letter of transmittal providing instructions for the exchange of their stock certificates. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such brokers' particular processes, and will not be required to take any action in connection with the reverse stock split.

About Net Medical Xpress Solutions, Inc.

Net Medical Xpress is a full service telemedicine company that provides technology, intellectual property, maintenance, call center services, radiology transfer and viewing, neurologists, and consultation data for use by hospitals, medical centers and physicians.  The Company has over 535 physicians under contract. Net Medical successfully completed 400,000 telemedicine cases in 2015. The Company provides telemedicine programs for diagnostic and clinical medical services to mobile companies, urgent cares, hospitals, trauma centers, imaging centers, jails, nursing homes, corporate health departments and outpatient medical facilities.  The Company’s proprietary, web-based technology is the platform that enables medical providers to make real-time assessments of patients’ conditions and treatment needs.

For more information on Net Medical Xpress, visit www.netmedical.com or www.nmxs.com or contact Dick Govatski, president and CEO, at 505-255-1999 or ceo@nmxs.com.  Follow Net Medical on Twitter @netmedxpress

An investment profile for Net Medical Xpress is available online at http://www.hawkassociates.com/profile/nmxs.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

For investor-related questions contact Frank Hawkins, Hawk Associates, at 305-451-1888 or Dick Govatski at 505-255-1999 (ceo@nmxs.com).

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations; (iii) the Company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the Company’s Forms 10-K and 10-Q filed with the SEC.

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